CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of North Square Investments Trust and to the use of our report dated May 24, 2019 on the financial statements and financial highlights of the North Square Global Resources & Infrastructure Fund, a series of North Square Investments Trust. Such financial statements and financial highlights appear in the 2019 Annual Report to Shareholders which are also incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 29, 2019